For Immediate Release

U.S. ENERGY CORP. REPORTS 2011 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

ANNOUNCES THE INITIAL PRODUCTION RATE OF 4,300 BOE/D FROM THE LLOYD 34-3 #2H WELL AND
PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – March 14, 2012 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), today reported 2011 highlights, selected financial results for the year ended December 31, 2011, and provides an operational update.

Selected Highlights for 2011 and Period Subsequent to December 31, 2011

Financial and Operational Results

•
Recognized $31.0 million in oil and gas revenue during 2011, compared to revenues of $26.5 million during 2010, a 17% increase primarily as a result of the production from our oil and gas drilling programs.

•	Recognized $7.1 million in revenue during the quarter ended December 31, 2011, compared to revenues of $5.0 million during the quarter ended December 31, 2010, a 41% increase quarter over quarter.

•	Produced 442,360 BOE, or 1,212 BOE/D from 41 gross (12.79 net) producing wells at December 31, 2011.

•	Increased total proved reserves to 3,195,361 BOE (86% oil), a 63% increase over December 31, 2010, which replaced 280% of 2011 production. See reserves note below.

•	Increased proved undeveloped reserves to 980,696 BOE, an increase of 773,769 BOE or 474% from December 31, 2010. See reserves note below.

•	Increased estimated PV10 value to $72.5 million from $52.1 million at December 31, 2010, which represents a 39% increase.

•
Reserves Note:  On January 25, 2012, the Company sold an undivided 75% of our undeveloped acreage in the SE HR and Yellowstone Prospects.  Applied retrospectively to our December 31, 2011 reserves, this sale reduced our proved developed reserves by 41,048 BOE (due to acceleration of a reversionary interest at payout related to the producing wells), reduced our proved undeveloped reserves by 509,534 BOE, reduced our estimated future development costs by $21.4 million and increased our PV10 by approximately $468,000.

Press Release
March 14, 2012

Acquisitions and Divestitures

•
Entered into two participation agreements with Crimson Exploration, Inc. to acquire a 30% working interest ("WI") (22.5% net revenue interest ("NRI")) in 11,861 gross (3,558.5 net) acres.  The two prospects are located in Zavala and Dimmitt Counties Texas, targeting the oil window of the Eagle Ford shale formation.  A three well initial testing program on the acreage is currently underway.

•
Effective December 15, 2011, the Company sold an undivided 75% of its undeveloped acres in the Rough Rider prospect to Brigham Exploration Company for $13.7 million.  Under the terms of the agreement, the Company retained the remaining 25% of its interest in the undeveloped acreage and its original working interest in its 20 high interest wells in the Rough Rider prospect.  After the sale, our working interest in the undeveloped acreage in the Rough Rider Prospect ranges from 3.41% to 9.90%.  In addition, Brigham also agreed to commence drilling operations on a minimum of three gross wells in the Rough Rider acreage for each calendar year of 2012 and 2013.

•
On January 25, 2012 (but effective December 1, 2011), the Company sold an undivided 75% of its undeveloped acreage in the SE HR Prospect and the Yellowstone Prospect to GeoResources, Inc. (56.25%) and Yuma Exploration and Production Company, Inc. (18.75%) for $16.7 million.  Under the terms of the agreement, the Company retained the remaining 25% of its interest in the undeveloped acreage and its original working interest in 8 high interest wells in the SE HR and Yellowstone prospects and two wells drilled with Murex Petroleum Corporation.  Our average working interest in the remaining locations will be approximately 8.75% and net revenue interests in new wells after the sale are expected to be in the range of 6.7375% to 7.0%, proportionately reduced depending on Zavanna’s actual working interest percentages.

2012 Capital Budget

Under our approved $48.1 million capital expenditures budget for 2012, we expect to fund:

•	$18.4 million in the Williston Basin of North Dakota in the Rough Rider and Yellowstone/SEHR programs with Brigham and Zavanna, respectively.
•	$24.9 million in capital expenditure is budgeted to be spent on exploration initiatives in the Eagle Ford Basin with Crimson.
•	$4.8 million originally budgeted for the San Joaquin project will be redirected to other programs over the year.

Each regional drilling program is contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or does not progress as quickly as projected, funds allocated for those drilling programs may be allocated to other drilling initiatives in due course.

Press Release
March 14, 2012

Operations Update:

Williston Basin, North Dakota - Rough Rider Program:

•
The Lloyd 34-3 #2H (infill) well was completed with 38 fracture stimulation stages and had an early 24-hour flow back rate of 4,300 BOE/D, which consisted of approximately 3,473 barrels of oil and 4.95 MMCF of natural gas.  The Company has an approximate 14% WI and an 11% NRI in this well.  This is the highest initial production rate reported in a Company participated well in the Williston Basin program to date.

•
Brigham has notified the Company of three infill wells scheduled to be drilled in the Rough Rider acreage in 2012.  According to Brigham’s current schedule, we expect to spud a Bakken infill well in the State 36-1 unit this month, a Bakken infill well in the Sedlacek Trust 33-4 unit in April, and an additional Three Forks infill well in the State 36-1 unit in August of this year.

Williston Basin, North Dakota - Yellowstone and SE HR Programs:

•
The Wang 10-3 #1H well has been drilled to a total depth of ~20,000 feet.  The well has been fracture stimulated with 35 stages and the operator is currently drilling out the plugs in order to turn the well over to production.  The Company has an approximate 18% WI and 14% NRI in this well.

•
The Crescent Farms 7-6 #1H has been drilled to a total depth of ~20,100 feet.  The well has been fracture stimulated with 35 stages and the well is currently awaiting final drill out of the plugs in order to turn the well over to production.  The drill out is expected to occur in late March or early April.  The Company has an approximate 27% WI and 21% NRI in this well.

•
The Kepner 9-4 #1H well reached total depth of 20,700 feet this week and is scheduled to be fracture stimulated during the month of June 2012.  The Company has an approximate 4.6% WI and 3.6% NRI in this well.

•	Four additional wells have been drilled to depth in this program and are anticipated to be completed between now and June 2012.
•	The Skorpil 11-2 #1H well, which the Company has an approximate 23% WI and 18% NRI.
•	The CDK 15-22 #1H well, which the Company has an approximate 32% WI and 25% NRI.
•	The Larsen 29-32 #1H well, which the Company has an approximate 28% WI and 21% NRI.
•	The Skogen 17-20 #1H well, which the Company has an approximate 6.6% WI and 5% NRI.
•
Under the Precision Drilling rig program, we anticipate that Zavanna will drill two additional gross wells through June 2012.  Under the current completions schedule for 2012, Zavanna anticipates completing these additional wells prior to September 2012.

Press Release
March 14, 2012

•
Looking forward, between the current Precision drilling program and the operators intentions to secure an additional Nabors drilling rig later this spring, we anticipate having an initial well drilled in all of our participated Yellowstone acreage units, and therefore held by production by mid-summer 2012.  They will then focus on drilling the remaining SE HR initial well units through May of 2013.  The Company will provide updates on the drilling, completions, and the overall program schedule during the course of the year as operational milestones unfold.

Eagle Ford Shale, South Texas – Leona-River / Booth-Tortuga Programs:

•
The initial well at the Booth-Tortuga prospect, the Beeler #1H well, has commenced production in mid-February at a gross 24-hour initial rate of 370 Barrels of oil equivalent, or 337 barrels of oil and 195 thousand cubic feet of natural gas, on an 18/64th choke. The well was drilled to a total measured depth of 14,428 feet, including a 7,200 foot lateral, and was completed using 20 stages of fracture stimulation.  The Company has an approximate 30% WI and 22.5% NRI in this well.

•
The KM Ranch #2H well in Zavala County, our second well in the Leona-River acreage block, has been drilled to a total measured depth of 12,875 feet, including a 6,100 foot lateral, and is awaiting completion.  The completion of that well will be delayed until flowback of the Beeler #1 well results can be further evaluated, and a determination can be made on whether any change in the completion/flowback recipe for the area should be implemented.  The Company has an approximate 30% WI and 22.5% NRI in this well.

U.S. Gulf Coast (Onshore)

•	The Bayou Bend well is expected to commence sales in March 2012. The Company has an approximate 13.5% WI and a 9.9% NRI in this well.
•
The Company recently entered into a participation agreement for the Oakville (oil) Prospect in Live Oak County, Texas.  The Miller 1S well was drilled to its target depth of 7,200 ft. into the Slick Wilcox formation and did not encounter any hydrocarbons.  The Company has an approximate 10% WI and 7.5% NRI in this well, and has agreed with the operator to plug and abandon the well, based on the drilling results.

"We are pleased to announce results of the Lloyd 34-3 #2H well, the best early 24 hour flow back or initial production rate in our Williston Basin program to date.  This is the second completion in our program with Brigham in 2012, and with seven completions scheduled by June of 2012 in the Zavanna program we expect meaningful production increases in the coming quarters," said Keith Larsen, CEO of U.S. Energy.  "We are also looking forward to continuing our work with Crimson in our two Eagle Ford programs to identify the best practices to economically develop the acreage," he added.

Press Release
March 14, 2012

Financial Highlights

The following table sets forth selected financial information for the years ended December 31, 2011 and 2010.  This information is derived from the audited financial statements filed with the Annual Report on Form 10-K for the year ended December 31, 2011, and should be read in conjunction with the Annual Report and the financial statements contained therein, including the notes to the financial statements.

(Unaudited)
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2011	2010
Balance Sheet:
Cash, equivalents & treasury	$12,874	$23,655
Current assets	$37,136	$50,562
Current liabilities	$20,937	$18,763
Working capital	$16,199	$31,799
Total assets	$162,439	$156,016
Long-term obligations	$13,532	$1,550
Shareholders' equity	$126,781	$130,688

Shares Outstanding	27,409,908	27,068,610

	For the years ended December 31,
	2011	2010
Income Statement:
Operating revenues	$30,110	$24,667
Loss from continuing operations	$(6,064)	$(2,867)
Other income & expenses	$131	$1,549
Income taxes	$3,755	$1,860
Discontinued operations	$(2,629)	$(1,314)
Net income/(loss)	$(4,807)	$(772)
Net income/(loss) per share
Basic	$(0.18)	$(0.03)
Diluted	$(0.18)	$(0.03)
Shares outstanding
Basic	27,238,869	26,763,995
Diluted	27,238,869	26,763,995

* * * * *

Press Release
March 14, 2012

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 2011 10-K Filing which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production rates and capital expenditures, its drilling and fracing of wells with industry partners, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance. The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Non-GAAP Financial Measures

PV10 is widely used in the oil and gas industry and is considered by institutional investors and professional analysts when comparing companies.  However, PV10 data is not an alternative to the standardized measure of discounted future net cash flows, which is calculated under GAAP and includes the effects of income taxes.  Please see the Form 10-K for the year ended December 31, 2011 for a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

* * * * *

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com